EX-99.1

Biocept Reports Third Quarter 2014 Financial Results

SAN DIEGO, November 13, 2014 -- Biocept, Inc. (Nasdaq:BIOC), a molecular oncology diagnostics company specializing in Circulating Tumor Cells (CTCs) and Circulating Tumor DNA (ctDNA) biomarker analysis, today announced its financial results for the third quarter ended September 30, 2014.

Third Quarter and Recent Highlights

•	Launched blood-based biomarker testing for non-small cell lung cancer, further enhancing the Company’s commercial product portfolio
•	Expanded the testing in the Company’s commercialized breast cancer offering
•	Entered into collaboration with Rosetta Genomics, combining technologies to evaluate microRNA’s from CTCs
•	Expanded relationship with MD Anderson Cancer, enabling Biocept’s OncoCEE platform to enhance ovarian cancer research
•	Strengthened intellectual property position with key patents granted for microfluidic channel technology in China and Europe

Michael W. Nall, President and CEO of Biocept, said, “We continued to execute our strategy during the quarter as we commercialized our testing by marketing to physicians and other healthcare providers. Importantly, we also expanded our existing relationship with The University of Texas MD Anderson Cancer Center, furthering our research capabilities in ovarian cancer with a highly-regarded research institution. In addition, we entered into collaboration with Rosetta Genomics for a joint proof of concept study to continue advancing our CTC platform technology. Along with expanding our relationships with key strategic partners, we have enhanced our global intellectual property footprint through patents in both Europe and East Asia.”

Mr. Nall concluded, “Also of note, we recently announced the launch of our non-small cell lung cancer test with the first biomarker, ALK. This is a significant achievement for the Company as we believe it will provide physicians and researchers with a practical solution for monitoring patients diagnosed with non-small cell lung cancer and when a tissue biopsy is not available or feasible. This opens us up to a significant market opportunity, but more importantly, it has the ability to dramatically improve patients’ quality of life. With this test, they will have the option of utilizing a simple blood draw as an alternative to a tissue biopsy which can be challenging to obtain.”

Third Quarter Financial Results

The Company accessioned 96 commercial cases during the three months ended September 30, 2014 as compared to 10 commercial cases for the same period in 2013, an increase of 86 cases, or 860%. The Company accessioned 110 commercial cases during the nine months ended September 30, 2014 as compared to 42 cases for the same period in 2013, an increase of 68 cases, or 162%. Revenues from commercial cases are recognized as collected. The expected collection period for the commercial cases accessioned during the three months ended September 30, 2014 extends beyond the end of the reporting period.

Revenues were approximately $10,000 for the third quarter of 2014, compared with approximately $32,000 for the same period in 2013. The decrease was primarily related to lower Dana Farber Cancer Institute sample volume as the trial’s enrollment approaches completion. The average price collected per commercial test increased from $1,011 for the three months ended September 30, 2013 to an average of $1,512 for the three months ended September 30, 2014, and the average price per development services test was $400 for the three months ended September 30, 2013 and 2014.

Cost of revenues was approximately $538,000 for the third quarter of 2014, compared with approximately $619,000 for the same period in 2013. The decrease was primarily attributable to the reduced proportion of lab activity associated with revenue generating tests and the higher proportion relating to validation of new assays, which is charged to research and development expense.

Research and development expenses were approximately $1.3 million for the third quarter of 2014, compared with approximately $1.0 million for the same period in 2013. The increase was primarily attributable to increased validation activities as progress is made towards bringing new test panels and biomarkers to market.

General and administrative expenses were approximately $1.1 million for the third quarter of 2014, compared with approximately $0.8 million for the same period in 2013. The increase was primarily due to an increase in insurance, legal, accounting, and consulting expenses as a result of becoming a publicly traded company in February 2014.

Sales and marketing expenses were approximately $812,000 for the third quarter of 2014, compared with approximately $5,000 for the same period in 2013, owing primarily to the 10 person sales and marketing team hired during 2014 to commercialize the Company’s test menu.

Net loss for the third quarter of 2014 was approximately $3.9 million, or $0.87 per share based on weighted average shares outstanding of approximately 4,450,000. This is compared to a net loss of approximately $2.9 million for the third quarter of 2013. The increase in net loss was primarily due to the deployment of the Company’s sales and marketing function, as well as increased research and development costs driven by efforts to bring new test panels and biomarkers to market.

As of September 30, 2014, the Company had cash and cash equivalents of approximately $8.8 million.

About Biocept, Inc.

Biocept, Inc., headquartered in San Diego, Calif., is a commercial-stage oncology diagnostics company focused on providing information on patients' tumors to physicians using its proprietary technology platform to help improve individual patient treatment. Biocept has developed proprietary technology platforms for capture and analysis of circulating tumor DNA, both in circulating tumor cells (CTCs) and in plasma (cell free tumor DNA). A standard blood sample is utilized to provide physicians with important prognostic and predictive information to enhance individual treatment of their patients with cancer. Biocept currently offers its OncoCEE-BRTM test for breast cancer and OncoCEE-LUTM for non-small cell lung cancer and plans to introduce CLIA validated tests for colorectal, prostate and other solid tumors based on its proprietary technology platforms.

Forward-Looking Statements Disclaimer Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this release are not strictly historical, including without limitation statements as to research capabilities and proof of concept studies, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our SEC filings, including without limitation our need to grow our business and our operations, our need for capital, and the effects of reimbursement limitations and other health care statutory and regulatory initiatives. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this release. Readers are advised to review our filings with the Securities and Exchange Commission, which can be accessed over the Internet at the SEC's website located at www.sec.gov.

CONTACT:

Investor Contact:

The Ruth Group

David Burke/Lee Roth

(646) 536-7009 / (646) 536-7012

dburke@theruthgroup.com/lroth@theruthgroup.com

Media Contact:

The Ruth Group

Calvin Allen

(646) 536-7002

callen@theruthgroup.com

Biocept, Inc.

CONDENSED BALANCE SHEETS

	December 31,	September 30,
	2013	2014
		(unaudited)
ASSETS
Cash and cash equivalents	$69,178	$8,819,872
Accounts receivable	9,200	12,445
Inventories, net	92,823	148,640
Prepaid expenses and other current assets	799,131	340,469
TOTAL CURRENT ASSETS	970,332	9,321,426
FIXED ASSETS, NET	358,887	528,248
OTHER NON-CURRENT ASSETS, NET	500	25,365
TOTAL	$1,329,719	$9,875,039
LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES	$$13,323,732	$$1,190,524
NON-CURRENT LIABILITIES, NET	462,001	5,339,618
TOTAL LIABILITIES	13,785,733	6,530,142
SHAREHOLDERS’ EQUITY/(DEFICIT)	(12,456,014)	3,344,897
TOTAL	$$1,329,719	$$9,875,039

Biocept, Inc.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2014	2013	2014
REVENUES	$31,922	$10,274	$115,445	$57,794
COST OF REVENUES	619,080	538,181	1,759,568	1,555,861
GROSS LOSS	(587,158)	(527,907)	(1,644,123)	(1,498,067)
OPERATING EXPENSES
Research and development	975,104	1,310,905	2,375,892	3,427,513
General and administrative	806,872	1,060,812	1,736,192	3,970,579
Sales and marketing	5,342	812,005	129,678	1,246,507
Total operating expenses	1,787,318	3,183,722	4,241,762	8,644,599
LOSS FROM OPERATIONS	(2,374,476)	(3,711,629)	(5,885,885)	(10,142,666)
INTEREST AND OTHER INCOME/(EXPENSE), NET	(485,715)	(148,165)	(874,489)	(1,841,039)
LOSS BEFORE INCOME TAXES	(2,860,191)	(3,859,794)	(6,760,374)	(11,983,705)
INCOME TAXES	—	—	(800)	(800)
NET LOSS & COMPREHENSIVE LOSS	$(2,860,191)	$(3,859,794)	$(6,761,174)	$(11,984,505)
NET LOSS PER SHARE
- Basic	$(15.72)	$(0.87)	$(37.11)	$(3.12)
- Diluted	$(15.72)	$(0.87)	$(37.11)	$(3.12)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	181,954	4,449,603	182,199	3,845,540
- Diluted	181,954	4,449,603	182,199	3,845,540